UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

(Revised)

INFORMATION STATEMENT PURSUANT TO SECTION 14(c )OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]

FILED BY PARTY OTHER THAN THE REGISTRANT [_]

CHECK THE APPROPRIATE BOX:

[_]	Preliminary Information Statement

[_]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X]	Definitive Information Statement

LION CAPITAL HOLDINGS, INC.

(Name of Registrant as specified in its charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]     No fee required.

(1)     Title of each class of securities to which transaction applies:

(2)     Aggregate number of securities to which transactions applies:

(3)     Per unit price or other underlying value of transaction computed pursuant to exchange act rule 0-11:

(4)     Proposed maximum aggregate value of transaction:

(5)     Total fee paid:

[_]     Fee paid previously with preliminary materials.

[_]     Check box if any part of the fee is offset as provided by exchange act rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.

Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)     Amount previously paid:

(2)     Form, schedule or registration statement no.:

(3)     Filing party:

(4)     Date filed:

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LION CAPITAL HOLDINGS, INC.

7373 East Double Tree Ranch Rd, Suite 125,
Scottsdale, AZ 85258

(480) 588-3704

December 23, 2009

To Our Stockholders:

This information statement is circulated to advise the stockholders of actions to be taken without a meeting upon the written consent of the holders of a majority of the outstanding shares of the Voting Capital Stock of Lion Capital Holdings, Inc. (the “Company). Management is not soliciting proxies because a sufficient number of shares have provided written consent to the actions.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY.

The matters upon which action is being taken are:

1. Amend the Articles of Incorporation to change the name of the Company to ";DEFI GLOBAL, INC."

2. Amend the Articles of Incorporation to increase the number of authorized shares of Capital stock ($.001 par value) from 150,000,000 shares to 250,000,000 shares.

Three Officers of the Company, and three principle shareholders, each accredited investors, all six of whom together hold in the aggregate, shares representing more then 50% of the votes entitled to be cast at a meeting of the Company’s shareholders, consented in writing to the proposed actions in the form of a Written Consent of Shareholders.  The approval by the shareholders will not become effective until 20 days from the date of mailing of this Information Statement to our shareholders.

The Company’s Board of Directors approved these actions effective December 1, 2009 and recommended that the Articles of Incorporation be amended to reflect the above actions.  The proposed Amendment to the Articles of Incorporation will be filed with the Delaware Secretary of State and will be effective when filed. The anticipated filing date will be 21 days after the mailing of this Information Statement to our Shareholders, or as soon thereafter as practical.

AMENDMENT 1:  CHANGE OF THE NAME OF THE CORPORATION TO “DEFI GLOBAL, INC..”

The Board of Directors, after deliberation, determined that the name, “DEFI GLOBAL, INC..” better describes the new business direction the Corporation has taken, as a result of its acquisition of DeFi Mobile, Ltd (“DeFi”) as its wholly owned subsidiary.

The board of directors therefore has recommended the approval of the amendment to the Articles of Incorporation to change the name of the Corporation to “DEFI GLOBAL, INC..

AMENDMENT 2:  TO INCREASE AUTHORIZED CAPITAL TO 250 MILLION SHARES

The proposed amendment to increase our capital stock is necessary in order to permit the Corporation to issue additional shares of its common stock as needed in the future.  Prior to the DeFi acquisition we had 20,254,618 common shares outstanding.  After the acquisition of DeFi, and the concurrent conversion of DeFi notes and the Company’s notes into common stock, we had 113,246,304 common shares outstanding.  The Company likely will have to raise additional capital through one or more private placements of its common stock in lieu of cash, in order to fund its evolving business plan, and may also issue shares in connection the future acquisitions.  As a result the Board of Directors considers it prudent to increase the Company’s authorized common stock at this time from 150 million shares to 250 million shares, so that shares will be available if needed for the following purposes:

-

To retain outside professional consultants to assist the Corporation in its business plans;

-

To provide for shares issuable upon conversion of existing convertible debt;

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To provide shares to issue upon conversion of future convertible debt planned to be privately offered in the future; and

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To provide for shares issuable upon future private offerings of common stock.

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To provide for shares issuable upon future acquisitions of other companies.

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To provide for shares for current and future employees in a stock option plan

As of this date, the Corporation has no current commitment to issue additional shares for any purpose.

The board of directors recommends the approval of an amendment to the Articles of Incorporation increasing the number of authorized shares of the Corporation to 250,000,000 capital shares.

DECISION TO PROCEED BY SHAREHOLDER WRITTEN CONSENT AND SCHEDULE 14C

If the proposed amendments to the Corporation’s Articles of Incorporation were not adopted by written majority shareholder consent, it would have been necessary for these amendments to be considered by the Company’s Shareholders at a Special Shareholders Meeting convened for the specific purpose of approving the actions. Since the shareholders who have executed the written consent would have voted for the amendment at such a special meeting of shareholders, the Board of Directors elected to save the costs and time delay involved in calling a special shareholders meeting, and proceed by shareholder written consent, and this filing of Schedule 14C.

 Three officers  working for the Company on a daily basis, and three principle shareholders of the Company, each accredited investors and familiar with the Company and its current activities,   the six in the aggregate hold  shares entitled to vote 50.65% of the total votes entitled to vote at a special shareholders meeting on the proposed amendments.   They have each voted their shares "for" adoption of the proposed amendments, acting by written consent. Information on these shareholders of the Company who have executed the shareholders written consent is set forth below:

Name	Number of Shares Owned and voted “for” Amendment	Percentage of Shares Entitled to Vote	Management position with the Company
Tim Page and Family	27,886,636	24.62%	Chairman of the Board
Jeffrey Rice	5,648,333	4.98%	Chief Executive Officer
David Thomas	3,000,000	2.65%	President
Rocky Global, Inc	8,963,880	7.92%	Accredited Investor
Jules Development, Inc.	5,771,534	5.10%	Accredited Investor
Gary Curciarello	6,093,333	5.38%	Accredited Investor

Total shares voted “for” amendments to Articles of Incorporation:  50.65% of votes entitled to vote on the proposed amendments. (excludes shares not issued, but reserved for issuance upon exercise of outstanding warrants)

The elimination of the need for a special meeting of the shareholders to approve the actions is authorized by the provisions of  Section 228 (a) of the General Corporation Law of the State of  Delaware, (the “Delaware Law”).  Section 228 (a) provides that any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Under Delaware  Corporation Law, a majority of the outstanding shares of voting capital stock entitled to vote on the matter is required in order to amend the Company’s Articles of Incorporation.

The date on which this Information Statement was first sent to the shareholders is on, or about December 1, 2009.  The record date established by the Company for purposes of determining the number of outstanding shares of Voting Capital Stock of the Company was December 1, 2009, (the “Record Date”).

DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of the following:

COMMON STOCK

As of the Record Date, there were 150 million shares of common stock authorized with a stated par value of $0.001 per share, of which 113,189,081 shares were issued and outstanding.  Immediately following approval of the increase in the number of authorized shares of common stock, there will be 250 million shares of capital stock authorized, of which the same 113,246,304 shares will be issued and outstanding and 136,753,696 shares will be unissued and available for issuance. The holders of shares of common stock vote as a single class and are entitled to one vote per share on all matters to be voted on by the shareholders.   The holders of shares of common stock are entitled to receive pro rata dividends, when and as declared by the board of directors in its discretion, out of funds legally available therefore.

Dividends on the common stock are declared by the board of directors. Payment of dividends on the common stock in the future, if any, must comply with the provisions of the Delaware law and will be determined by the board of directors. In addition, the payment of any such dividends will depend on the Company's financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the beneficial ownership of our common stock by each person known by us to beneficially own more than 5% of our common stock outstanding as of December 1, 2009, and by the officers and directors of the Company as a group. Except as otherwise indicated, all shares are owned directly.

	Common	Percent of
Name and Address	Shares	Class (1)
Tim Page and Family (2)	28,886,636	25.28%
Gary Curciarello (3)	6,343,333	5.59%
Jeffrey Rice (4)	5,648,333	4.98%
David Thomas (5)	3,000,000	2.65%
Rocky Global, Inc. (6)	10,963,880	9.51%
Jules Development, Inc. (7)	5,771,534	5.10%

 (1) All percentages are calculated by giving effect to the potential exercise of options held by the applicable person, entity or group, which are exercisable within 60 days, but without giving effect to the potential exercise of options held by any other person, entity or group.

(2) Of the 28,886,636 shares held by Tim Page and family, 25,628,859 shares are common shares owned outright, 1,000,000 shares are shares which can be acquired by Testre through the exercise of options, and ,2,257,777 shares are shares owned by Testre outright, which Mr. Page is a beneficial owner of through his IRA Roth.

(3) Of the 6,343,333 shares held by Gary Curciarello, 6,093,333 shares are common shares owned outright, and 250,000 shares are shares which can be acquired by Mr. Curciarello through the exercise of options.  No shares are held by a corporation.

(4) Of the 5,648,333 shares held by Jeffrey Rice, 5,648,333 shares are common shares owned outright. Mr. Rice does not own shares which would be acquired through the exercise of options or that are shares held by a corporation.

(5) Of the 3,000,000 shares held by David Thomas, 3,000,000 shares are common shares owned outright.  Mr. Thomas does not own shares which would be acquired through the exercise of options or that are shares held by a corporation.

(6) Of the 10,963,880 shares held by Rocky Global, Inc., 8,963,880 shares are common shares owned outright, and 2,000,000 shares are shares which can be acquired through the exercise of options

 (7) Of the 5,771,534 shares held by Jules Development, Inc., 5,771,534 shares are common shares owned outright.  Jules Development, Inc. does not own shares which would be acquired through the exercise of options.

INTEREST OF PERSONS IN MATTERS TO BE ACTED UPON

None of our officers, directors, or principal stockholders, has any other substantial or material interest in the filing of the Amendments to the Articles of Incorporation.

CHANGE OF CONTROL

None

DISTRIBUTION AND COSTS

We will pay all costs associated with the distribution of this information statement, including the costs of printing and mailing. In addition, we will only deliver one information statement to multiple security holders sharing an address, unless we have received contrary instructions from one or more of the security holders. Also, we will promptly deliver a separate copy of this information statement and future stockholder communication documents to any security holder at a shared address to which a single copy of this information statement was delivered, or deliver a single copy of this information statement and future stockholder communication documents to any security holder or holders sharing an address to which multiple copies are now delivered, upon written request to us at our address noted above.

Security holders may also address future requests regarding delivery of information statements and/or annual reports by contacting us at the address noted above.

DISSENTERS' RIGHT OF APPRAISAL

Under Delaware Law, any dissenting shareholders are not entitled to appraisal rights with respect to our amendments, and we will not independently provide shareholders with any such right.

Pursuant to the requirements of the Exchange Act of 1934, as amended, the Registrant has duly caused this Information Statement to be signed on its behalf by the undersigned hereunto authorized.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Securities Exchange Act, we file periodic reports, documents, and other information with the Securities and Exchange Commission relating to our business, financial statements, and other matters. These reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 100 F Street, N.E., Washington, DC 20549. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov .

By Order of the Board of Directors

/s/ Jeff Rice
Jeff Rice, Chief Executive Officer January 22, 2010